Exhibit 99.3

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

May 5, 2016

The Board of Directors

Nexstar Broadcasting Group, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, TX 75062

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 26, 2016, to the Board of Directors of Nexstar Broadcasting Group, Inc. (“Nexstar”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of Nexstar’s Financial Advisor”, “CHAPTER ONE: THE TRANSACTION — Description of the Transaction — Background of the Transaction”, “CHAPTER ONE: THE TRANSACTION — Description of the Transaction — Nexstar’s Reasons for the Transaction and Recommendation of Nexstar’s Board of Directors”, and “CHAPTER ONE: THE TRANSACTION — Description of the Transaction — Opinion of Nexstar’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger involving Nexstar and Media General, Inc. (“Media General”), which joint proxy statement/prospectus forms a part of Nexstar’s Registration Statement on Form S-4/A to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED